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                                                      Exhibit 10 (xiv)(e)



Description of Amended Employment  Agreement with E.R. Shames
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The Employment Agreement with Mr. Shames, as amended,  provides for a base salary of $800,000; a guaranteed annual incentive for 1993 of $200,000; 30,000 shares of restricted stock, one quarter of which vest each year over the next four years, beginning July 1, 1994; a 200,000 share option grant in 1993 at $17.75 per share; and an option for 150,000 shares at $14.50 per share consisting of a 100,000 share option originally promised for 1994 and accelerating to 1994 a 50,000 share option originally promised for 1995. In addition, the agreement provides for grants on July 1, 1994 and January 2, 1995, at market prices on those dates, of performance vesting options on 250,000 shares each grant, which can be exercised only after one year from the date of grant and only after an average stock price of $21.50 and $25.00 respectively is maintained for 20 consecutive trading days. The restricted stock and option grants are contingent upon shareholder approval of the 1994 Stock Option Plan and, in the event such Plan is not approved by shareholders, the agreement provides Mr. Shames with the economic equivalent of stock awards, other than the performance vesting options. The agreement further provides that, if Mr. Shames purchases stock at any one time prior to February 22, 1995, he shall receive options to purchase two-times the number of shares purchased at the purchase price, up to a maximum of 100,000 option shares. Finally, the agreement provides a supplemental pension benefit beginning at age 65 of $100,000 annually, continuing for the number of years of completed service, and for payment, upon termination by the Company other than for cause, of a minimum annual compensation of $950,000 for three years following such termination.